Exhibit 99.1

Contact:

Investors Eugenia Shen BioMarin Pharmaceutical Inc. (415) 506-6570	Media Susan Berg BioMarin Pharmaceutical Inc. (415) 506-6594

For Immediate Release:

BioMarin Announces First Quarter 2008 Financial Results

First Quarter Profit Driven by Strong Revenue Growth

Conference Call and Webcast to Be Held Today at 5:00 p.m. ET (22:00 CET)

Financial Highlights

Item	Q1 2008 (millions)	Q1 2007 Comparison
Total BioMarin Revenue	$60.4	164.5% increase
Naglazyme Net Product Revenue	$27.7	50.5% increase
Aldurazyme (net sales by Genzyme)	$36.8	37.3% increase
Aldurazyme (revenue to BioMarin)	$24.1	NA
Kuvan Net Product Revenue	$5.8	NA
GAAP Net Income (loss)	$1.7, $0.02 per share	($9.3), ($0.10) per share
Non-GAAP Net Income (loss)	$6.2, $0.06 per share	($5.7), ($0.06) per share

2008 Guidance

Item	Updated Guidance (millions)	Previous Guidance (millions)
Total BioMarin Revenue	$271 to $316	$255 to $306
Total Product Revenue	$230 to $275	$213 to $264
Naglazyme Net Product Revenue	$115 to $125	$105 to $116
Aldurazyme Net Product Sales by Genzyme	Unchanged	$135 to $145
Aldurazyme Net Product Revenue to BioMarin	$70 to $80	$68 to $78
Kuvan Net Product Revenue	$45 to $70	$40 to $70
Net Income (GAAP)*	$28 to $40	$20 to $40
Net Income (non-GAAP)*	$52 to $67	$47 to $67

*	Assumes that the $30 million milestone for EU Kuvan approval will be earned in 2008

Novato, Calif., April 29, 2008 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) today announced financial results for the first quarter ended March 31, 2008. Net income was $1.7 million ($0.02 per share) for the first quarter of 2008, compared to a net loss of $9.3 million ($0.10 per share) for the first quarter of 2007. Non-GAAP net income was $6.2 million ($0.06 per share) for the first quarter of 2008, compared to non-GAAP net loss of $5.7 million ($0.06 per share) for the first quarter of 2007. Non-cash stock compensation expense for the three months ended March 31, 2008 was $4.5 million, compared to $3.6 million for the three months ended March 31, 2007.

As of March 31, 2008, BioMarin had cash, cash equivalents, and short-term investments totaling $574.8 million.

“We are off to a great start in 2008 with strong sales of both Naglazyme and Aldurazyme, as well as the first full quarter of Kuvan sales driving improved financials. The Kuvan launch is progressing well, with a positive reception from the PKU community, and we remain extremely optimistic about the long-term potential of the drug,” said Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “We remain focused on the successful execution of the Kuvan launch, continued geographic expansion of Naglazyme, development of the PEG-PAL and other pipeline programs and the possible in-licensing or acquisition of later-stage products to supplement our current portfolio.”

Product Revenue

Net revenue from Naglazyme (galsulfase), an enzyme replacement therapy for mucopolysaccharidosis VI (MPS VI), was $27.7 million for the first quarter of 2008, an increase of 50.5 percent compared to net revenue of $18.4 million for the first quarter of 2007. BioMarin is commercializing Naglazyme in the United States, Europe, Latin America, and Turkey and through distributors in other international markets.

Net revenue from Aldurazyme (laronidase), an enzyme replacement therapy for mucopolysaccharidosis I, (MPS I) recorded by Genzyme increased by approximately 37.3 percent to $36.8 million for the first quarter of 2008, compared to $26.8 million in the first quarter of 2007. Net revenue to BioMarin for the first quarter of 2008 was $24.1 million. Beginning January 1, 2008, as a result of the restructuring of the joint venture with Genzyme, BioMarin receives a royalty of 39.5% to 50% of worldwide net sales. In addition, BioMarin recognizes product transfer revenue when product is shipped to Genzyme. This amount will eventually be deducted from royalties earned when the product is sold by Genzyme.

Net product revenue from Kuvan (sapropterin dihydrochloride tablets), a product for the treatment of phenylketonuria (PKU), for the first quarter of 2008 was $5.8 million. As of April 25, 881 patients have been referred to the BioMarin Patient and Physician Support (BPPS) program and 509 patients have initiated commercial therapy. BioMarin anticipates a portion of these patients will discontinue therapy in the future.

Collaborative Agreement Revenues

Collaborative agreement revenues for the first quarter of 2008 were $2.5 million, compared to $4.1 million for the first quarter of 2007, and decreased due to less reimbursable Kuvan development expenses during the first quarter of 2008.

2008 Financial Guidance

BioMarin estimates 2008 net sales of Naglazyme will be in the range of $115 million to $125 million, revised from a range of $105 million to $116 million.

Net sales of Aldurazyme by Genzyme are estimated to be in the range of $135 million to $145 million. BioMarin’s revenue from Genzyme related to Aldurazyme is estimated to be between $70 million and $80 million, revised from a range of $68 million to $78 million, which includes both the royalty earned on net sales by Genzyme and additional product revenue related to the transfer of Aldurazyme inventory to Genzyme to meet future product demand.

BioMarin estimates 2008 Kuvan net sales to be in the range of $45 million to $70 million, revised from a range of $40 million to $70 million.

Interest income is expected to be in the range of $15 million to $18 million, a result of reduced yields on investments due to declining market interest rates.

BioMarin estimates its Generally Accepted Accounting Principles (GAAP) net income for the fiscal year ending December 31, 2008 will be in the range of $28 million to $40 million, revised from a range of $20 million to $40 million, which assumes that the $30 million milestone for EU Kuvan approval will be earned in 2008. The net income estimate includes approximately $24 million to $27 million in non-cash stock compensation expense. Non-GAAP net income, excluding the impact of non-cash stock compensation, is estimated to be in the range of $52 million to $67 million, revised from a range of $47 million to $67 million.

Non-GAAP Financial Information and Reconciliation

The above 2007 and 2008 first quarter results and 2008 financial guidance include actual and Management’s 2008 estimated net income determined in accordance with GAAP and non-GAAP net income, which is net income calculated in accordance with GAAP, but excluding non-cash stock compensation, a non-GAAP financial measure. Stock compensation expense excluded in the calculation of non-GAAP net income was $4.5 million for the first quarter of 2008, $3.6 million for the first quarter of 2007 and $24.0 million to $27.0 million for Management’s estimate of 2008 net income. The reconciliation of this measure to the estimated GAAP net income is as follows (in millions):

	Q1 2008	Q1 2007	2008 Management Guidance
GAAP net income (loss)	$1.7	($9.3)	$28.0 - $40.0
Add: non-cash stock compensation expense	4.5	3.6	24.0 - 27.0

Non-GAAP net income (loss)	$6.2	($5.7)	$52.0 - $67.0

Management believes that this non-GAAP information is useful to investors, taken in conjunction with BioMarin’s GAAP information because Management uses such information internally for its operating, budgeting and financial planning purposes, and to enhance investors’ overall understanding of the company’s prospects for the future.

Anticipated Upcoming Milestones

•	2Q08: Initiation of PEG-PAL Phase I patient study

•	3Q08/4Q08: Results from Phase 2 Sickle Cell Disease trial

•	4Q08/early 1Q09: Results from Phase 2 PAD trial

•	4Q08: Completion of PEG-PAL Phase 1 trial

•	1Q09: Initiation of PEG-PAL Phase 2 trial

Upcoming Investor Conferences and Events

•	April 30-May 2: Morgan Stanley Global Healthcare Unplugged Conference – Miami

•	May 13-15: Baird Growth Stock Conference – Chicago

•	May 13-15: Bank of America Healthcare Conference – Las Vegas

•	June 5: BioMarin R&D Day – New York City

BioMarin will host a conference call and webcast to discuss first quarter 2008 financial results today, Tuesday, April 29, at 5:00 p.m. ET (22:00 CET). This event can be accessed on the investor section of the BioMarin website at www.BMRN.com.

Date: April 29, 2008

Time: 5:00 p.m. ET (22:00 CET)

U.S. / Canada Dial-in Number: 866.713.8310

International Dial-in Number: 617.597.5308

Participant Code: 30774883

Replay Dial-in Number: 888.286.8010

Replay International Dial-in Number: 617.801.6888

Replay Code: 22123696

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio comprises three approved products and multiple clinical and pre-clinical product candidates. Approved products include Naglazyme® (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin; Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), a product which BioMarin developed through a 50/50 joint venture with Genzyme Corporation; and Kuvan® (sapropterin dihydrochloride) Tablets, a product for the treatment of phenylketonuria (PKU), developed in partnership with Merck Serono, a division of Merck KGaA of Darmstadt, Germany. Other product candidates include 6R-BH4 for cardiovascular indications, which is currently in Phase 2 clinical development for the treatment of peripheral arterial disease and sickle cell disease, and PEG-PAL (PEGylated recombinant phenylalanine ammonia lyase) for the treatment of PKU. For additional information, please visit www.BMRN.com. Information on BioMarin’s website is not incorporated by reference into this press release.

Forward-Looking Statement

This press release contains forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc., including, without limitation, statements about: the expectations of revenue and sales related to Naglazyme, Kuvan, and Aldurazyme; the financial performance of the BioMarin as a whole; the timing of BioMarin’s clinical trials of 6R-BH4 for other indications and PEG-PAL; the continued clinical development and commercialization of Aldurazyme, Naglazyme, Kuvan, and 6R-BH4 for other indications; and actions by regulatory authorities. These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: our success in the continued commercialization of Naglazyme and Kuvan; Genzyme Corporation’s success in continuing the commercialization of Aldurazyme; results and timing of current and planned preclinical studies and clinical trials; our ability to successfully manufacture our products and product candidates; the content and timing of decisions by the U.S. Food and Drug Administration, the European Commission and other regulatory authorities concerning each of the described products and product candidates; the market for each of these products and particularly Aldurazyme, Naglazyme and Kuvan; actual sales of Aldurazyme, Naglazyme and Kuvan; Merck Serono’s activities related to Kuvan; and those factors detailed in BioMarin’s filings with the Securities and Exchange Commission, including, without limitation, the factors contained under the caption “Risk Factors” in BioMarin’s 2007 Annual Report on Form 10-K, and the factors contained in BioMarin’s reports on Form 10-Q. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.

BioMarin® , Naglazyme® and Kuvan® are a registered trademarks of BioMarin Pharmaceutical Inc.

Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC.

Net Product Revenue of BioMarin Pharmaceutical Inc.

For the Three Months Ended March 31, 2007 and 2008

(In millions, unaudited)

	Three Months Ended March 31,
	2007	2008
Aldurazyme revenue to BioMarin (1)	$—	$24.1
Naglazyme	18.4	27.7
Kuvan	—	5.8
Other (2)	(0.1)	—

Total net product revenue	$18.3	$57.6

(1)	Royalty and product transfer revenue recognized by BioMarin

(2)	Total product revenue in the first quarter of 2007 includes $0.1 million of Orapred net product returns

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except for share and per share data)

	December 31, 2007 (1)	March 31, 2008
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$228,343	$319,990
Short-term investments	357,251	254,772
Accounts receivable, net	16,976	47,253
Advances to BioMarin/Genzyme LLC	2,087	323
Inventory	32,445	54,736
Other current assets	7,195	6,654

Total current assets	644,297	683,728
Investment in BioMarin/Genzyme LLC	44,881	905
Property, plant and equipment, net	76,818	95,732
Intangible assets, net	9,596	8,420
Goodwill	21,262	21,262
Restricted cash	2,889	4,547
Other assets	15,536	13,108

Total assets	$815,279	$827,702

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$49,907	$42,367
Current portion of acquisition obligation, net of discount	6,309	6,065
Deferred revenue	5,327	4,879

Total current liabilities	61,543	53,311
Convertible debt	497,375	497,300
Long-term portion of acquisition obligation, net of discount	66,553	66,156
Other long-term liabilities	2,082	1,769

Total liabilities	627,553	618,536

Stockholders’ equity:
Common stock, $0.001 par value: 250,000,000 shares authorized at December 31, 2007 and March 31, 2008; 97,114,159 and 98,450,912 shares issued and outstanding at December 31, 2007 and March 31, 2008, respectively	97	98
Additional paid-in capital	794,917	814,458
Accumulated other comprehensive income	139	351
Accumulated deficit	(607,427)	(605,741)

Total stockholders’ equity	187,726	209,166

Total liabilities and stockholders’ equity	$815,279	$827,702

(1)	December 31, 2007 balances were derived from the audited consolidated financial statements.

BIOMARIN PHARMACEUTICAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Three Months Ended March 31, 2007 and 2008

(In thousands, except for per share data, unaudited)

	Three Months Ended March 31,
	2007	2008
Revenues:
Net product revenues	$18,334	$57,625
Collaborative agreement revenues	4,147	2,465
Royalty and license revenues	357	306

Total revenues	22,838	60,396

Operating expenses:
Cost of sales (1)	4,117	17,188
Research and development (1)	18,159	17,628
Selling, general and administrative (1)	16,258	23,669
Amortization of acquired intangible assets	1,093	1,093

Total operating expenses	39,627	59,578

Income (Loss) from operations	(16,789)	818
Equity in the income (loss) of BioMarin/Genzyme LLC	6,163	(533)
Interest income	3,694	5,649
Interest expense	(2,335)	(4,110)

Income (loss) before income taxes	(9,267)	1,824
Provision for income taxes	26	138

Net income (loss)	$(9,293)	$1,686

Net income (loss) per share, basic	$(0.10)	$0.02

Net income (loss) per share, diluted	$(0.10)	$0.02

Weighted average common shares outstanding, basic	94,557	97,647

Weighted average common shares outstanding, diluted	94,557	103,869

(1)	The following is the stock-based compensation expense included in the respective captions of the condensed consolidated statements of operations above:

	Three Months Ended March 31,
	2007	2008
Stock-based compensation expense:
Cost of goods sold	$164	$185
Research and development	1,349	1,559
Selling, general and administrative	2,051	2,720

Total stock-based compensation expense, net of tax	$3,564	$4,464